EXHIBIT 99.1

Community Bancorp. Reports Second Quarter 2022 Earnings;

Continues to Demonstrate Year over Year Growth in Deposits and Assets

For immediate release

Derby, VT: July 22, 2022 --- Community Bancorp., (OTCQX:CMTV) Community National Bank reported earnings for the second quarter ended June 30, 2022, of $3,021,152 or $0.56 per share, a slight decrease of $25,254 or 0.83% compared to $3,046,406 or $0.57 per share for the second quarter of 2021. Year to date earnings for 2022 are $5,426,694 or $1.00 per share compared to $6,072,107 or $1.13 per share a year ago.

Total assets for the Company at June 30, 2022 were $999,442,578 compared to $1,019,105,799 at year-end 2021, and $925,498,638 as of June 30, 2021. The year over year asset increase was driven by continued growth in deposit balances of $72.0 million or 9.0% compared to the 2021 period. The cash from that deposit growth has funded the increase in the available for sale investment portfolio of $97.2 million or 106.2%. Loans as of June 30, 2022 were $702,928,547, similar to $689,988,533 at year-end 2021, and $704,201,276 as of June 30, 2021. The year over year slight decrease reflects the forgiveness and receipt of payment from the U.S. Small Business Administration (SBA) for PPP loans in the amount of $70 million during the comparison period. Net of the decrease in PPP loans, the Company grew its loan portfolio by $68 million, year over year, due to continuing commercial loan demand. The year to date loan balances were also impacted by a decrease in loans of $16.5 million due primarily to the maturing of municipal loans at the end of the annual municipal finance cycle for school districts in Vermont. The asset growth was partially offset by a decrease in cash and due from banks as additional cash was used to fund the growth in the investment portfolio.

Total net interest income for the second quarter ended June 30, 2022 increased $326,011, or 4.3%, to $7.8 million, compared to $7.5 million for the same quarter in 2021. The year over year increase primarily reflects an increase of $478,113 or 154.7% in interest on debt securities attributable primarily to the significant growth in the investment portfolio, offset by a decrease of $257,713 or 3.3%, in interest and fees on loans, attributable to fees associated with PPP loans that are fully recognized as the loans are paid off. Net interest income for the six months ended June 30, 2022 increased $121,752, or 0.8%, to $15.4 million, compared to $15.3 million for the same period in 2021

The provision for loan losses for the second quarter ended June 30, 2022 was $337,500, compared to $267,501 for the same period in 2021. Current year to date provision for loan losses was $1,200,000 compared to $534,998 for the same period in 2021. The $665,002 year over year increase was driven primarily by the previously-disclosed write-down on a single non-performing loan, which is in foreclosure, totaling $667,474. in March 2022.

Total non-interest income for the second quarter ended June 30, 2022 of $1,634,296 decreased $134,239, or 7.6%, compared to $1,768,535 for the same period in 2021. Total non-interest income for the six months ended June 30, 2022 was $3,320,726 compared to $3,340,766 for the six months ended June 30, 2021, a decrease of $20,040, or 0.6% year over year. Total non-interest expenses increased $165,068, or 3.1%, for the second quarter comparison period, and $253,605, or 2.4%, year over year

Equity capital decreased to $74.0 million, with a book value per share of $13.41 as of June 30, 2022, compared to equity capital of $84.8 million and a book value of $15.48 as of December 31, 2021. This change reflects the increase of unrealized losses in the investment portfolio, reflecting rising bond rates, which cause a decline in fair market value of the investment portfolio. This position is considered temporary and does not impact the Company’s regulatory capital ratios.

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President and CEO Kathryn Austin commented on the Company’s results: “I am very pleased with our operating results in the first half of 2022, especially considering the more challenging economic conditions we face, particularly regarding inflation. We continue to provide a range of valued financial services to both residents and businesses in the expanding communities we serve. Despite headwinds in the financial markets including higher interest rates, and the pay-offs and forgiveness of PPP loans as expected, our core banking business, including our deposit base and our organic lending activities, continue to grow reflecting strong demand in our markets.”

As previously announced, the Company declared a quarterly cash dividend of $0.23 per share payable August 1, 2022 to shareholders of record as of July 15, 2022.

About Community National Bank

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems, and other factors that are listed from time to time in our financial filings with the SEC, including our Forms 10Q and 10K. We disclaim any responsibility to update our forward looking statements, which are valid only as of the date of this release, should circumstances change.

For more information, contact:

Kathryn Austin, President & CEO at (802) 334-7915

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